Exhibit 99.1

PEOPLESOFT AGREES TO DEFINITIVE MERGER AGREEMENT
WITH ORACLE AT $26.50 PER SHARE IN CASH

Total Transaction Value Approximately $10.3 Billion

PLEASANTON, Calif. — December 13, 2004 - PeopleSoft, Inc. (Nasdaq: PSFT) today announced that following discussions throughout the weekend, the Board of Directors, based upon the recommendation of the Transaction Committee of independent directors, has approved a definitive merger agreement under which a subsidiary of Oracle Corporation (Nasdaq: ORCL) will acquire all PeopleSoft shares for $26.50 per share in cash. The total value of the transaction is approximately $10.3 billion.

Under terms of the agreement, Oracle will revise its tender offer by this Wednesday, December 15th, and it will remain open through December 28th, unless extended in accordance with the merger agreement. The Board recommends that PeopleSoft stockholders tender their shares into Oracle’s offer. Following the completion of the tender offer, Oracle intends to complete a merger in which all remaining PeopleSoft shares will be acquired for $26.50 per share.

A. George “Skip” Battle, Chairman of PeopleSoft’s Transaction Committee, said, “After careful consideration, we believe this revised offer provides good value for PeopleSoft stockholders and represents a substantial increase in value from October. PeopleSoft is a strong and vibrant company. Our fourth quarter numbers have been running ahead of plan. Our ability to deliver this shareholder value would not have been possible without the relentless efforts of our employees. This has been a long, emotional struggle, and our employees have consistently performed well under the most challenging of circumstances. The Board salutes our employees for their outstanding dedication to PeopleSoft and is grateful to our customers who have continued to buy our products and stand by us during these uncertain times.”

Oracle and PeopleSoft will each stay all pending litigation and will dismiss such litigation permanently following the consummation of the offer.

The offer is subject to at least a majority of the fully diluted outstanding shares being validly tendered into the offer and to a limited number of other customary conditions.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft. Cleary, Gottlieb, Steen & Hamilton and Gibson, Dunn & Crutcher LLP are legal advisors to PeopleSoft.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,750 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com

Forward-Looking Statements

This press release may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will,” “intends,” “anticipates,” expects,” and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this press release include those relating to the merger agreement announced today and related matters. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; the risk that the merger contemplated by the merger agreement announced today will not be completed; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer and will be amending that document to reflect matters relating to the merger agreement announced today. PeopleSoft stockholders should read the Schedule 14D-9 (including any amendments to such documents) because it contains important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com